                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /      Preliminary Proxy Statement

/ /      Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))

/X/      Definitive Proxy Statement

/ /      Definitive Additional Materials

/ /      Soliciting Material under Rule 14a-12

                             DEL LABORATORIES, INC.
                (Name of Registrant as Specified In Its Charter)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/      No fee required.

/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)        Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)        Proposed maximum aggregate value of transaction:

         (5)        Total fee paid:

/ /      Fee paid previously with preliminary materials.

/ /      Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)        Amount Previously Paid:

         (2)        Form, Schedule or Registration Statement No.:

         (3)        Filing Party:

         (4)        Date Filed:

                             DEL LABORATORIES, INC.
                                 178 EAB PLAZA
                         UNIONDALE, NEW YORK 11556-0178

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 2000

                            ------------------------

                                                                  April 27, 2000

To the Stockholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DEL LABORATORIES, INC. (the "Corporation"), will be held at the Garden City Hotel, 45 Seventh Street, Garden City, New York 11530 on Thursday, May 25, 2000, at 9:30 A.M. (local time) to consider the following matters:

        1. To elect two members of the Board of Directors of the Corporation for a term of three years; and

        2. To transact such other business as may properly come before the meeting.

    The Board of Directors has fixed the close of business on April 3, 2000 as the record date for the determination of the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be maintained at the Company's corporate offices at 178 EAB Plaza, Uniondale, New York 11556-0178, for ten days prior to the meeting.

    Stockholders are cordially invited to attend the meeting. If you are a stockholder of record and plan to attend, please complete and return the enclosed Request for Admission Card. If you are a stockholder whose shares are not registered in your own name and you plan to attend, please request an admission card by writing to Executive Vice President, Chief Financial Officer, Del Laboratories, Inc., 565 Broad Hollow Road, Farmingdale, New York 11735. Evidence of your stock ownership, which you can obtain from your bank, stockbroker, etc., must accompany your letter.

    A copy of the Annual Report for the year 1999 is enclosed herewith.

                                          By Order of the Board of Directors,

                                          Gene L. Wexler
                                          SECRETARY

    YOU ARE REQUESTED TO COMPLETE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.

                             DEL LABORATORIES, INC.
                                 178 EAB PLAZA
                         UNIONDALE, NEW YORK 11556-0178

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 2000

                            ------------------------

    Your proxy is hereby solicited on behalf of the Board of Directors of Del Laboratories, Inc., a Delaware corporation (the "Corporation"), for use at the 2000 Annual Meeting of Stockholders, to be held on Thursday, May 25, 2000 at 9:30 A.M. at the Garden City Hotel, 45 Seventh Street, Garden City,
New York 11530, and at any adjournments thereof. The purposes of the meeting are as set forth herein and in the accompanying Notice of Annual Meeting. It is anticipated that these materials will be mailed on or about April 27, 2000 to all stockholders entitled to vote at the Annual Meeting.

    A proxy in the accompanying form, which is properly executed, duly returned to the Board of Directors and not revoked, will be voted in accordance with the instructions contained in the proxy. If no instructions are given with respect to any matter specified in the Notice of Annual Meeting to be acted upon at the Annual Meeting, the proxy will be voted FOR such matter. Each stockholder who has executed a proxy and returned it to the Board of Directors may revoke the proxy by notice in writing to the Secretary of the Corporation, by executing a later proxy or by attending the Annual Meeting in person and requesting the return of the proxy, in any case at any time prior to the voting of the proxy. The cost of the solicitation of proxies will be paid by the Corporation. In addition to the solicitation of proxies by the use of the mails, regularly engaged employees of the Corporation may, without additional compensation therefor, solicit proxies either personally, by telephone or by facsimile. The Corporation will, upon request, reimburse banks, brokers and other nominees for their reasonable expenses incurred in handling proxy materials for beneficial owners.

    The Board of Directors has fixed the close of business on April 3, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were outstanding and entitled to vote 7,543,726 shares of Common Stock, par value $1.00 per share ("Common Stock"). Each share of Common Stock entitles the holder thereof to one vote. One-third of all shares of Common Stock issued and outstanding and entitled to vote constitutes a quorum. Election of directors is by plurality vote, with the two nominees receiving the highest vote totals to be elected as directors of the Corporation. Accordingly, abstentions and broker non-votes will not affect the outcome of the election.

    If a stockholder is a participant in the Corporation's Employee Stock Ownership Plan (the "ESOP"), the participant will receive, with respect to the number of shares held for his or her account under the ESOP on the Record Date, a separate card which will serve as a voting instruction to the Trustee of the Employee Stock Ownership Trust, a trust that holds the shares acquired for the ESOP, with respect to shares held for the participant's account. Unless the card is signed and returned, shares held in the participant's account under the ESOP will be voted in the same proportion as the shares for which signed cards are returned by other participants.

    Attendance at the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of the Corporation. Admission will be by admission card only. For stockholders of record who wish to obtain an admission card, please complete and return the enclosed Request for Admission Card. Beneficial owners with shares held through an intermediary, such as a bank or stockbroker, should request admission cards by writing to Executive Vice President, Chief Financial Officer, Del Laboratories, Inc., 565 Broad Hollow Road, Farmingdale, New York 11735, and include proof of ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain admission cards in advance may obtain them upon verification of ownership at the Annual Meeting. Admission cards may be issued to others at the discretion of the Corporation.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth information as to each person who, to the knowledge of the Corporation, as of the Record Date, was the beneficial owner of more than 5% of the issued and outstanding Common Stock:

                                                            AMOUNT AND
                                                            NATURE OF
                                                            BENEFICIAL        PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER OR IDENTITY OF GROUP  OWNERSHIP(1)       OF CLASS
---------------------------------------------------------  ------------       --------
Dan K. Wassong.........................................      2,783,808(3)       32.9%(4)
  Del Laboratories, Inc.
  178 EAB Plaza
  Uniondale, New York(2)

Martin E. Revson.......................................      1,197,446          15.9%
  445 Park Avenue
  New York, New York(2)

Del Laboratories, Inc. Employee Stock Ownership Plan...        469,117           6.2%
  178 EAB Plaza
  Uniondale, New York

Dimensional Fund Advisors Inc. ........................        421,304(5)        5.6%
  1299 Ocean Avenue, 11(th) floor
  Santa Monica, California

------------------------

(1) Except as noted below, each beneficial owner has sole voting power and sole investment power.

(2) Mr. Wassong and Mr. Revson each has granted the other a right of first refusal to purchase certain of his shares in the event one of them wishes to dispose of such shares or upon his death, notwithstanding which each has the right to dispose of a limited number of shares in any period of 12 consecutive months.

(3) Includes 1,796,407 shares owned individually by Mr. Wassong, 914,026 shares issuable upon exercise of options (which are exercisable within 60 days) held by Mr. Wassong and 73,375 shares held for Mr. Wassong's account under the ESOP as of December 31, 1999.

(4) Based on 7,543,726 shares outstanding on April 3, 2000 plus, with respect to Mr. Wassong, includes the number of shares he may acquire pursuant to the exercise of options (see footnote (3) above).

(5) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment adviser that is deemed to beneficially own 421,304 shares of the Corporation's Common Stock as of December 31, 1999, furnishes investment advice to four registered investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over such shares. All securities are owned of record by such investment vehicles, and Dimensional disclaims beneficial ownership of all such shares.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information, as of the Record Date, regarding the beneficial ownership of Common Stock by (i) each director of the Corporation (other than Mr. Wassong and Mr. Revson, information with respect to each of whom is presented above), (ii) each of the four most highly-compensated executive officers of the Corporation during 1999 other than Mr. Wassong and
(iii) all directors and executive officers as a group:

                                                        COMMON STOCK OWNED AS OF
                                                              APRIL 3, 2000
                                                       ---------------------------
                                                        AMOUNT AND
                                                        NATURE OF
                                                        BENEFICIAL        PERCENT
                                                       OWNERSHIP(1)       OF CLASS
                                                       ------------       --------
OUTSIDE DIRECTORS
  Jack Futterman.....................................        8,590           0.1%
  Robert A. Kavesh...................................       16,569           0.2%
  Steven Kotler......................................       79,971(2)        1.1%
  George L. Lindemann................................      105,496(3)        1.4%
  Marcella Maxwell...................................          181              (4)

EXECUTIVE OFFICERS
  Harvey P. Alstodt..................................      147,778(5)        2.0%
  Charles J. Hinkaty.................................      358,633(6)        4.8%
  William McMenemy...................................      229,713(7)        3.0%
  Enzo Vialardi......................................        1,711(8)           (4)

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
  (11 persons).......................................    4,929,896(9)       55.9%

------------------------

(1) Except as noted below, each beneficial owner has sole voting power and sole investment power.

(2) Includes 1,711 shares of Common Stock owned by Mr. Kotler's wife, 156 shares owned by a pension trust for the benefit of Mr. Kotler and 2,244 shares owned by a family foundation which Mr. Kotler may be deemed to control.

(3) Shares are owned by a partnership controlled by Mr. Lindemann.

(4) Less than 0.1%.

(5) Includes 82,886 shares which Mr. Alstodt may acquire through exercise of options (which are exercisable within 60 days) currently outstanding and 6,192 shares held for Mr. Alstodt's account under the ESOP as of December 31, 1999.

(6) Includes 181,422 shares which Mr. Hinkaty may acquire through exercise of options (which are exercisable within 60 days) currently outstanding and 7,312 shares held for Mr. Hinkaty's account under the ESOP as of December 31, 1999. Mr. Hinkaty is also a director of the Corporation.

(7) Includes 102,426 shares which Mr. McMenemy may acquire through exercise of options (which are exercisable within 60 days) currently outstanding and 19,406 shares held for Mr. McMenemy's account under the ESOP as of December 31, 1999.

(8) Includes 1,700 shares which Mr. Vialardi may acquire through exercise of options (which are exercisable within 60 days) currently outstanding and 11 shares held for Mr. Vialardi's account under the ESOP as of December 31, 1999.

(9) Includes (i) 1,282,460 shares which such persons have rights to acquire through the exercise of options (which are exercisable within 60 days) currently outstanding, (ii) 106,296 shares held for the accounts of all executive officers and directors under the ESOP as of December 31 1999, (iii) 1,711 shares owned by Mr. Kotler's wife, (iv) 156 shares held by a pension trust for the benefit of Mr. Kotler, (v) 2,244 shares owned by a family foundation which Mr. Kotler may be deemed to control, and
    (vi) 105,496 shares owned by a partnership controlled by Mr. Lindemann.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Each director and executive officer of the Corporation and persons owning more than 10% of the Corporation's equity securities are required by
Section 16(a) of the Securities Exchange Act of 1934, as amended, to report to the Securities and Exchange Commission, by a specified date, his or her beneficial ownership of, or transactions in, the Corporation's equity securities. To the Corporation's knowledge (based solely on a review of the copies of such reports furnished to the Corporation), all of the Corporation's directors, executive officers and owners of greater than 10% of the Corporation's equity securities timely made all required filings, with the exception of Mr. Lindemann, who made one (1) late filing on Form 4 covering one
(1) transaction.

                             ELECTION OF DIRECTORS

    The Corporation's Restated Certificate of Incorporation provides that the Board of Directors shall consist of a minimum of three directors and a maximum of ten directors, with the number to be fixed by the Board of Directors and such number to be divided into three classes that will be nearly as equal as possible. The Board currently consists of eight directors, three of whom are designated as members of Class I, two of whom are designated as members of Class II and three of whom are designated as members of Class III. The term of office of each class of directors is three years, with one class of directors expiring each year in rotation so that one class is elected at each annual meeting.

    Two directors for Class I are to be elected at the Annual Meeting and, when elected, will serve until the Annual Meeting of Stockholders for 2003 and until the election and qualification of their successors. Mr. Futterman will not be standing for re-election to the Board of Directors.

    It is the intention of the Board of Directors to nominate at the Annual Meeting the individuals whose names are set forth in Class I below for election to the Board of Directors for a three-year term. In the event that any of such nominees for election at the Annual Meeting should become unavailable for election for any reason, it is intended that votes will be cast pursuant to the accompanying proxy for such substitute nominee as the Board of Directors may designate. The proxies in the accompanying form, duly returned to the Board of Directors, can only be voted for two directors to be elected at the Annual Meeting.

INFORMATION CONCERNING DIRECTORS

    The information set forth below, furnished to the Board of Directors by the respective individuals, shows as to each nominee and each director of the Corporation (i) his or her name and age; (ii) his or her principal occupation, including positions or offices held with the Corporation, at present and for the past five years; (iii) the year in which he or she began to serve as a director; and (iv) the class of director to which he or she belongs.

                                    CLASS I
                       (TO SERVE UNTIL THE ANNUAL MEETING
                           OF STOCKHOLDERS FOR 2003)
                 TWO DIRECTORS ARE TO BE ELECTED TO THIS CLASS

NAME AND AGE                        PRINCIPAL OCCUPATION OR EMPLOYMENT            DIRECTOR SINCE
------------               -----------------------------------------------------  --------------
Martin E. Revson (89)...   Private investor since August 1992; Chairman of the         1963
                           Board of the Corporation from July 1963 to August
                           1992

Dan K. Wassong (69).....   President and Chief Executive Officer of the                1968
                           Corporation; Chairman of the Board of the Corporation
                           since August 1992

Jack Futterman (69)*....   Private investor since March 1996; Chairman and Chief       1996
                           Executive Officer of Pathmark Stores, Inc. from
                           September 1989 to March 1996

* Mr. Futterman will not be standing for re-election to the Board of Directors.

                                    CLASS II
                     (TO SERVE UNTIL THE ANNUAL MEETING OF
                             STOCKHOLDERS FOR 2001)
                  NO DIRECTORS ARE TO BE ELECTED TO THIS CLASS

NAME AND AGE                        PRINCIPAL OCCUPATION OR EMPLOYMENT            DIRECTOR SINCE
------------               -----------------------------------------------------  --------------
Charles J. Hinkaty         Vice President of the Corporation and President of          1986
(50)....................   Del Pharmaceuticals, Inc. since 1985

George L. Lindemann        Chairman of the Board and Chief Executive Officer of        1998
(64)....................   Southern Union Co. since 1986

                                   CLASS III
                       (TO SERVE UNTIL THE ANNUAL MEETING
                           OF STOCKHOLDERS FOR 2002)
                  NO DIRECTORS ARE TO BE ELECTED TO THIS CLASS

NAME AND AGE                        PRINCIPAL OCCUPATION OR EMPLOYMENT            DIRECTOR SINCE
------------               -----------------------------------------------------  --------------
Robert A. Kavesh (72)...   Marcus Nadler Professor of Finance and Economics,           1976
                           Stern School of Business, New York University

Steven Kotler (53)......   Private investor; former Co-Chairman, Schroder & Co.,       1987
                           Inc., an investment banking firm from 1999 to May 1,
                           2000; President and Chief Executive Officer of
                           Schroder & Co., Inc. from 1996 to 1999; President of
                           Schroder & Co., Inc. from 1987 to 1996 (1)

Marcella Maxwell (62)...   Director of Development and Public Affairs, Miracle         1994
                           Makers, Inc., since February 1995; Director of
                           Special Projects, Community Affairs, Brooklyn Health
                           Center, from July 1994 to February 1995

------------------------

(1) The Corporation has retained Schroder & Co., Inc. and certain of its affiliates to perform investment advisory and other services.

    Mr. Wassong is also a director of Southern Union Company and Moore Medical Corp. Mr. Kotler is also a director of Moore Medical Corp. Mr. Futterman is also a director of Party City Corp. and The Hain

Food Group, Inc.

MEETINGS AND COMMITTEES OF THE BOARD

    The Board of Directors of the Corporation held seven meetings during 1999.

    The Board of Directors currently has three committees, an Audit Committee, a Compensation Committee and a Human Resources Committee. The Corporation has no standing nominating committee or any committee performing similar functions. The Board of Directors determines nominees for election to the Board.

    The Audit Committee, which is comprised of Messrs. Kavesh and Kotler, recommends to the Board of Directors the engaging of the independent auditors, reviews with the independent auditors the scope and results of the audit engagement, reviews the independence of auditors and considers the range of audit and non-audit fees. It held two meetings in 1999.

    The Compensation Committee, comprised of Messrs. Kotler, Kavesh and Futterman, establishes the compensation of the Chief Executive Officer and reviews on a periodic basis existing and proposed compensation plans, programs and arrangements for executive officers and other employees. This Committee held three meetings in 1999. The Stock Option Committee, a subcommittee of the Compensation Committee, administers the Corporation's stock-based incentive plans. The Stock Option Committee consists of Messrs. Kavesh and Futterman. This subcommittee held five meetings during 1999.

    The Human Resources Committee is comprised of Ms. Maxwell and Mr. Kotler. The Human Resources Committee deals with all aspects of employee benefits, complaints, employment practices and other matters involving the welfare of employees and prospective employees of the Corporation (other than negotiation of collective bargaining agreements and individual contracts of employment and other matters expressly reserved for action by the Compensation Committee). This Committee held one meeting during 1999.

    No director attended fewer than 75% of the meetings of the Board of Directors or the total number of meetings of the committees and subcommittees on which such director served in 1999, except that Dr. Kavesh attended five of the seven board meetings.

DIRECTORS' COMPENSATION

    Directors of the Corporation who are not employees of the Corporation receive an annual retainer of $25,000.

RECOMMENDATION OF BOARD OF DIRECTORS

    The Board of Directors recommends a vote FOR election as directors in Class I the nominees identified above. Those nominees who receive the two highest numbers of votes for their election as directors will be elected.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth information with respect to the compensation for the years 1999, 1998 and 1997 of the Corporation's Chief Executive Officer and each of the four other most highly compensated executive officers in 1999 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                COMPENSATION
                                               ANNUAL COMPENSATION          ---------------------
                                        ---------------------------------   SECURITIES UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR      SALARY        BONUS            OPTIONS          COMPENSATION(1)
---------------------------             --------   --------      --------   ---------------------   ---------------
Dan K. Wassong........................    1999     $723,000      $      0           90,186             $324,258
Chairman, President and                   1998      703,000       712,000           98,439              322,514
Chief Executive Officer                   1997      688,000       890,000          117,782              353,747

Charles J. Hinkaty....................    1999      339,000             0           17,889          10,017 10,641
Vice President and President of           1998      328,000       100,000           30,358               14,070
Del Pharmaceuticals, Inc.                 1997      320,500        65,000           27,778

Harvey P. Alstodt.....................    1999      290,500             0                0               12,205
Executive Vice President, Sales--         1998      280,000       160,000                0               12,658
Cosmetics Division, North America         1997      269,500       200,000           28,242               15,408

William McMenemy......................    1999      290,500             0           46,379               11,144
Executive Vice Preaident, Marketing       1998      280,000       160,000           10,402               11,715
Cosmetics Division, North America         1997      269,500       200,000           33,007               14,970

Enzo J. Vialardi......................    1999      260,000             0                0                7,978
Executive Vice President,                 1998      108,333(2)    115,000            5,100                2,160
Chief Financial Officer

------------------------------

(1) Includes for each Named Executive Officer (i) the insurance premiums paid in each year in respect of such officer under the Corporation's Executive Medical Reimbursement Plan (in 1999, the amounts paid were as follows:
    Mr. Wassong--$7,978, Mr. Hinkaty--$7,978, Mr. Alstodt--$7,978,
    Mr. McMenemy--$7,978, Mr. Vialardi--$7,978); and (ii) the dollar value (calculated in accordance with SEC guidelines) of the premiums paid by the Corporation with respect to "split dollar" life insurance policies maintained by the Corporation for certain of such officers (in 1999, the amounts were as follows: Mr. Wassong--$95,745, Mr. Hinkaty--$2,039, Mr. Alstodt--$4,227, Mr. McMenemy--$3,166). Also includes for Mr. Wassong indebtedness owed by him to the Corporation which was forgiven in each year ($220,535 in 1999). See "Description of Employment Agreements" below.

(2) Mr. Vialardi was appointed Executive Vice President and Chief Financial Officer, August 1, 1998.

STOCK OPTION GRANTS AND RELATED INFORMATION

    STOCK OPTION GRANTS DURING 1999

    The following table sets forth for each of the Named Executive Officers information regarding individual grants of options during the year ended December 31, 1999 and the present value of these options on their grant date.

                               INDIVIDUAL GRANTS

                              NUMBER OF
                              SECURITIES        % OF TOTAL OPTIONS
                              UNDERLYING       GRANTED TO EMPLOYEES   EXERCISE OF   EXPIRATION      GRANT DATE
NAME                      OPTIONS GRANTED(1)      IN FISCAL YEAR      BASE PRICE       DATE      PRESENT VALUE(2)
----                      ------------------   --------------------   -----------   ----------   ----------------
Dan K. Wassong..........        40,000                  22.9%           $14.500       7/29/09        $246,692
                                50,186                  28.8%           $14.250       6/23/06        $272,706

Charles J. Hinkaty......        17,889                  10.3%           $15.375       9/27/06        $104,042

Harvey P. Alstodt.......             0                   N/A                N/A           N/A             N/A

William McMenemy........        30,451                  17.5%           $14.250       6/23/06        $165,468
                                15,928                   9.1%           $ 9.125      12/23/06        $ 53,290

Enzo J. Vialardi........             0                   N/A                N/A           N/A             N/A

------------------------------

(1) Each of the options granted during 1999 has an exercise price equal to the fair market value of a share of Common Stock on the date of grant, vests in one-third annual increments commencing one year after the date of grant and expires seven years from the date of grant, except for the 40,000 options granted to Mr. Wassong which expire 10 years from the date of grant.

(2) These amounts were determined using the modified Black-Scholes option pricing model. The assumptions underlying the Black-Scholes value include
    (a) expected volatility (based on the average of the one, three, five and seven year historical volatilities of the Common Stock on the dates of grant for options which expire on July 29, 2009, and average of the one, three and five for the reload options); (b) the risk-free rate (the seven year Treasury bond rate on date of grant for the options which expire on July 29, 2009, and the five year Treasury bond rate for the other options);
    (c) projected dividend yield based on an annual dividend of $0.137 per share (i.e., the annual dividend rate in effect on the dates of grant of such options): (d) a five year expected period to exercise; and (e) a discount rate of 5% per annum during the vesting schedule for the options (one-third vesting on each anniversary of the date of grant for all options). The following table shows the factors used to value the options above (by option expiration date):

                                                        EXPECTED    RISK-FREE   DIVIDEND
EXPIRATION DATE                                        VOLATILITY     RATE       YIELD
---------------                                        ----------   ---------   --------
July 29, 2009........................................     39.94%      5.81%       0.95%
June 23, 2006........................................     42.41%      5.91%       0.96%
September 27, 2006...................................     41.98%      5.71%       0.89%
December 23, 2006....................................     28.75%      6.31%       1.50%

    OPTION EXERCISES AND YEAR-END OPTION VALUES

    The following table sets forth information with respect to the Named Executive Officers concerning the exercise of stock options during 1999 and unexercised stock options held as of December 31, 1999.

                                                          NUMBER OF
                                                          SECURITIES          VALUE OF
                                                          UNDERLYING        UNEXERCISED
                                                         UNEXERCISED        IN-THE-MONEY
                                                          OPTIONS AT          OPTIONS
                                                        DEC. 31, 1999      DEC. 31, 1999
                       SHARES ACQUIRED      VALUE        EXERCISABLE/       EXERCISABLE/
NAME                     ON EXERCISE     REALIZED(1)    UNEXERCISABLE     UNEXERCISABLE(2)
----                   ---------------   -----------   ----------------   ----------------
Dan K. Wassong.......       81,221         $714,255    887,305 /195,073      $872,528/0
Charles J. Hinkaty...       27,651          224,275    168,954 / 47,387         6,930/0
Harvey P. Alstodt....            0                0    75,784 /  9,414              0/0
William McMenemy.....      100,260          743,736    89,891 / 64,316         11,837/0
Enzo J. Vialardi.....            0                0     1,700 /  3,400              0/0

------------------------------

(1) The value realized is determined by multiplying the number of shares acquired by the closing market price of the Common Stock on the date of exercise, less the aggregate exercise price for said options.

(2) Based upon the closing price of the Common Stock on December 31, 1999 ($7.875 per share), less the exercise price for the aggregate number of shares subject to the options.

PENSION BENEFITS

    The following table shows the sum of the annual pension benefits payable to the Named Executive Officers under the Pension Plan and the annual SERP benefits assuming retirement at age 65 with election of a benefit payable as a life annuity in various remuneration and years of service classifications:

                                       ANNUAL BENEFITS
                         YEARS OF CREDITED SERVICE AT RETIREMENT(2)
    FINAL AVERAGE       ---------------------------------------------
   COMPENSATION(1)         15          20          25          30
---------------------   ---------   ---------   ---------   ---------
75,00$0.........        $ 13,500    $ 18,000    $ 22,500    $ 27,000
100,0$00........        $ 18,000    $ 24,000    $ 30,000    $ 36,000
150,0$00........        $ 27,000    $ 36,000    $ 45,000    $ 54,000
200,0$00........        $ 36,000    $ 48,000    $ 60,000    $ 72,000
300,0$00........        $ 54,000    $ 72,000    $ 90,000    $108,000
400,0$00........        $ 72,000    $ 96,000    $120,000    $144,000(3)
500,0$00........        $ 90,000    $120,000    $150,000(3) $180,000(3)
600,0$00........        $108,000    $144,000(3) $180,000(3) $216,000(3)
800,0$00........        $144,000(3) $192,000(3) $240,000(3) $288,000(3)
900,0$00........        $162,000(3) $216,000(3) $270,000(3) $324,000(3)
1,000$,000......        $180,000(3) $240,000(3) $300,000(3) $360,000(3)
1,100$,000......        $198,000(3) $264,000(3) $330,000(3) $396,000(3)

------------------------------

(1) The Pension Plan benefits are based on the highest five consecutive years out of final ten years of employment before normal retirement date. The SERP benefits are currently based on the yearly compensation for 1996. The compensation for 1996 for Messrs. Wassong, Hinkaty, Alstodt and McMenemy was $1,334,091, $387,957, $395,604 and $396,509 respectively.

(2) Messrs. Wassong, Hinkaty, Alstodt, McMenemy, and Vialardi have, respectively, 34, 15, 13, 35 and 2 years of credited service under the Pension Plan.

(3) The benefits payable under the Pension Plan are currently limited to $135,000, which is the maximum currently allowable under the Internal Revenue Code of 1986, as amended (the "Code"). Any pension benefit payable in excess of the maximum permitted by the Code would, if applicable, be payable under the SERP.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Dan K. Wassong sets the salaries and recommends the bonuses, subject to Compensation Committee review and approval, of named executive officers other than himself.

DESCRIPTION OF EMPLOYMENT AGREEMENTS

    DAN K. WASSONG

    Dan K. Wassong, Chairman of the Board, President and Chief Executive Officer of the Corporation, is party to an amended and restated employment agreement with the Corporation dated as of July 1, 1999 (the "Agreement"). The Agreement provides for Mr. Wassong's full time employment until December 31, 2008 at an annual base salary of not less than $723,000. In addition, Mr. Wassong may receive bonuses under the Corporation's Amended and Restated Annual Incentive Plan (the "Annual Incentive Plan"). The Corporation shall reimburse Mr. Wassong for reasonable legal and accounting fees which he may incur in connection with the preparation and periodic review of his estate plan, tax planning, tax returns, the Agreement and related employment arrangements. Upon termination of the Agreement except for death, disability or cause, Mr. Wassong shall have the right, but not the obligation, to serve as a consultant to the Corporation for a period of five years. During such time as he serves as a consultant, Mr. Wassong will be paid an annual amount equal to 60% of his base salary at the time of termination of the Agreement. In addition, during that time, Mr. Wassong will be entitled to continue to participate in the Corporation's medical reimbursement program or to receive substantially equivalent medical insurance coverage, and Mr. Wassong will be provided, at the Corporation's expense, with an office, support and secretarial services and use of an automobile and chauffeur.

    The Agreement also provides for payment, upon its termination for any reason other than cause, of deferred compensation (the "Deferred Compensation") based on one month of compensation at the Adjusted Compensation Rate (i.e., an annual rate of compensation equal to the base annual salary in effect at the date of termination plus 110% of the previous year's bonus) for each year of Mr. Wassong's employment by the Corporation since 1965. The Deferred Compensation shall be paid over the same number of months as the number of years of Mr. Wassong's employment by the Corporation, except that if Mr. Wassong dies during the term of this Agreement, the Deferred Compensation shall be paid to his designated beneficiary over a period of six months. In addition to the Deferred Compensation, in the event the Agreement is terminated without cause, Mr. Wassong will also receive a lump sum payment equal to his base annual salary at the time of termination multiplied by the greater of (i) the number of years remaining in the term of the Agreement and (ii) four years. Furthermore, if the Agreement terminates other than for cause, Mr. Wassong (or his representative, as the case may be) may require the Corporation to pay as additional compensation the excess of the market value of shares of stock which Mr. Wassong had an option to acquire from the Corporation over the aggregate exercise price for those options (in which case such options shall be cancelled).

    Under the Agreement, the Corporation consolidated loans made to Mr. Wassong in 1984, 1988 and 1990. As of April 3, 2000, the outstanding principal balance of the loan to Mr. Wassong was $1,062,250 (the "Existing Balance"). The Existing Balance is to be repaid, with interest at the rate of 6% per annum, with a principal payment of $140,000 on January 20 of each year through 2007 and a final payment of $82,250 on January 20, 2008, provided that each payment of principal and interest will be forgiven when due unless Mr. Wassong has been terminated for cause. The Corporation may, at its option, forgive additional amounts in excess of the scheduled principal and interest payments in any year. During 1999, $140,000 of principal and $80,535 of interest were forgiven by the Corporation. Whenever the Corporation forgives any principal or interest owed by Mr. Wassong, the Corporation has agreed to pay to him such additional payment (a "Gross-Up Payment") in an amount such that, after payment by Mr. Wassong of all federal, state and local taxes and excise taxes, if any, including any such taxes imposed on the Gross-Up Payment, Mr. Wassong retains an amount of the Gross-Up Payment equal to such taxes imposed on the principal and interest forgiven. Mr. Wassong's indebtedness must be secured by shares of Common Stock of the Corporation having a market value equal to not less than 110% of the principal amount of the Existing Balance then outstanding. If
Mr. Wassong's employment is terminated for cause, the Existing Balance shall be repaid in accordance with the annual payment schedule described above, without any forgiveness of principal or interest.

    The Corporation has agreed to grant to Mr. Wassong options to purchase 40,000 shares of the Corporation's common stock each year during his employment by the Corporation. The annual grant of 40,000 stock options is in addition to any other options granted to replace shares of stock of the Corporation sold by Mr. Wassong to pay the exercise price and withholding taxes on options exercised. All such options, as well as any options held by Mr. Wassong pursuant to the Amended and Restated 1994 Stock Plan (the "1994 Stock Plan") shall be transferrable pursuant to whatever actions are required to be taken by the Compensation Committee. The Corporation has agreed to lend, or cause to be loaned, to Mr. Wassong (to the extent permitted by applicable law) amounts sufficient to enable him to (i) exercise options and rights to purchase shares of Common Stock of the Corporation heretofore or hereafter granted to him and
(ii) pay any applicable federal, state and local income taxes incurred by him as a result of the exercise of such options and rights. Mr. Wassong also has been granted certain rights for the registration of shares for public offering under the Securities Act of 1933, as amended.

    During 1993, the Corporation purchased $4,000,000 of life insurance policies payable on the death of Mr. Wassong. Under the terms of a Life Insurance Agreement by and among the Corporation and a trust established for the purpose of owning the policies, the policies are subject to a "split dollar" arrangement under which the Corporation will receive, upon Mr. Wassong's death, an amount equal to the premiums paid by the Corporation, without interest. The Corporation has agreed to pay all premiums due in respect of such insurance policies (and any additional policies that may be required to be purchased in order to provide an aggregate death benefit of no less than $4,000,000). In addition, in certain circumstances, the Corporation is required to pay additional premiums to assure that the amount payable to Mr. Wassong's beneficiaries will be no less than $2,000,000. The annual premium under the policies is $170,363; it is anticipated that the annual premium will be required to be paid until 2002, at which time it is estimated that the policies will be fully paid up (although the period of time over which the premiums will be required to be paid may vary depending upon the investment performance of the insurers and other factors). Pursuant to the Life Insurance Agreement, the Corporation will continue to be obligated to pay the premiums during Mr. Wassong's employment with the Corporation and following termination of his employment, unless termination is a result of a discharge for cause, or unless Mr. Wassong voluntarily ceases employment with the Corporation other than by voluntary retirement. Amounts payable to Mr. Wassong's beneficiaries upon his death pursuant to the policies purchased under the Life Insurance Agreement are in addition to benefits payable pursuant to the Corporation's general life insurance coverage available to all employees.

    Mr. Wassong may elect to terminate the Agreement and receive all of the compensation and benefits described above upon the occurrence of certain events, including the following: (a) he is not elected and continued as a director of the Corporation and appointed Chairman of the Board of Directors, President and Chief Executive Officer; (b) his office is relocated outside of the Greater Metropolitan Area of New York City; (c) the sale by the Corporation of all or substantially all of its assets and business or a merger of the Corporation as a result of which the shareholders of the Corporation prior to the merger will own less than a majority of the company surviving such merger; and (d) a change in control (defined as the acquisition, directly or indirectly, by any individual, corporation or group, other than persons who are members of the Board of Directors, of more than 40% of the voting power of the Corporation's common stock).

    OTHER NAMED EXECUTIVE OFFICERS

    The Corporation is party to an employment agreement with Charles J. Hinkaty, Vice President and President of Del Pharmaceuticals, Inc., for a term expiring on March 31, 2002. Under the employment agreement, Mr. Hinkaty's annual rate of compensation shall not be less than $325,000.

    The Corporation is party to an employment agreement with Harvey Alstodt, Executive Vice President, Sales-Cosmetics Division, North America, for a term expiring on March 31, 2001. Under the employment agreement, Mr. Alstodt's annual rate of compensation shall not be less than $250,000.

    The Corporation is party to an employment agreement with William McMenemy, Executive Vice President, Marketing--Cosmetics Division, North America, for a term expiring on March 31, 2003. Under the employment agreement, Mr. McMenemy's annual rate of compensation shall not be less than $250,000.

    The Corporation is party to an employment agreement with Enzo Vialardi, Executive Vice President, Chief Financial Officer, for a term expiring on July 31, 2000. Under the employment agreement, Mr. Vialardi's annual rate of compensation shall not be less than $260,000.

    The Corporation has agreed to provide to each of Messrs. Hinkaty, Alstodt and McMenemy $500,000 of life insurance (including the insurance benefits payable under the Corporation's group benefit plans), payable upon death to their respective designees.

    In accordance with the Corporation's policy regarding executives who have been with the Corporation for at least ten years, Messrs. Hinkaty, Alstodt and McMenemy will, upon termination of their employment without cause, be entitled to receive, as severance compensation, one month's salary at the annual rate of $325,000, $250,000 and $250,000, respectively, for every year of service with the Corporation, up to a maximum of 24 months; Mr. Hinkaty has been with the Corporation for 15 years, Mr. Alstodt has been with the Corporation for 13 years and Mr. McMenemy has been with the Corporation for 35 years. Termination by the Corporation without cause, for purposes of each of the compensation arrangements described in this paragraph, is deemed to include a "change of control" as defined.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    As discussed below, the Compensation Committee considers a variety of factors in arriving at the compensation paid to the Corporation's executive officers. No specific weighting was assigned by the Compensation Committee to any of the factors considered in determining the remuneration paid to the Chief Executive Officer and the other Named Executive Officers for 1999.

    GENERAL POLICIES

    The Corporation's executive compensation program is intended to provide a competitive total compensation package that enables the Corporation to attract and retain key executives and that focuses executive behavior on the fulfillment of both short-term (i.e., annual) and long-term business objectives and strategies. The key components of the Corporation's executive compensation program are base salary, annual incentive compensation and stock options. In addition, with respect to Dan K. Wassong, the Corporation's Chief Executive Officer, consideration is given to forgiveness of indebtedness to the Corporation which Mr. Wassong has incurred in the past in connection with his exercise of stock options, which forgiveness is provided for under his employment agreement (as amended) on an annual basis through 2008 and which is deemed to be valuable to the Corporation by enabling and encouraging him to have a substantial position as a stockholder of the Corporation.

    In determining compensation for its executive officers, the Corporation generally seeks to remain competitive with compensation levels for executives of companies of comparable size and profitability engaged in the health and beauty business.

    Base salaries for each of the Named Executive Officers are (subject to contractually stipulated minimums) based upon past and expected future performance of the executive, the executive's responsibilities with the Corporation and salaries for similar executive positions in companies that are competitive with, and comparable in size to, the Corporation (including a number of companies in addition to those reflected in the peer group index used in the stock performance graph appearing below). The base salary of the Chief Executive Officer is determined by the Compensation Committee. The base salaries of all other Named Executive Officers are fixed by the Chief Executive Officer, subject to review by the Compensation Committee. During 1999, the maximum increase in base salary for any of the Named Executive Officers was approximately 4%. Annual incentive compensation for each Named Executive Officer has been linked, generally, to overall corporate performance and/or the performance of a particular subsidiary or other business unit for which the executive may have responsibility, but has also included a subjective assessment of the officer's success in fulfilling the duties and responsibilities of his position.

    Commencing in 1994, incentive compensation for each Named Executive Officer in any year has been established under the Annual Incentive Plan, pursuant to which the Compensation Committee establishes performance objectives for use in determining all or a portion of amounts payable to such persons. The Compensation Committee also has the discretion to award bonus payments to executive officers in addition to or in lieu of amounts authorized under the Annual Incentive Plan. For 1999, the Corporation did not pay any bonuses to its executive officers.

    The principal mechanism for rewarding executives for long-term performance has been the grant of stock options under the Corporation's stock-based incentive plans. The plan currently employed by the Corporation for this purpose is the 1994 Stock Plan. Under the 1994 Stock Plan, the Stock Option Committee may grant to executive officers and other key employees stock options, as well as other stock-based awards, including restricted stock grants, deferred stock and performance-based stock awards. To date, awards under the 1994 Stock Plan have consisted only of stock options. Under the terms of the 1994 Stock Plan, all grants of stock options must be made at no less than market value, so that the person receiving options will benefit from appreciation of the price of the stock to the same extent as other stockholders.

    COMPENSATION FOR CHIEF EXECUTIVE OFFICER

    Mr. Wassong's salary and bonus are determined in accordance with the same general standards applied to other executives as outlined above. In determining Mr. Wassong's 1999 base salary, the Committee considered the financial results of the Company in 1998 as well as Mr. Wassong's individual performance. In 1999, Mr. Wassong's base salary was increased to $723,000, a 2.8% increase.
Mr. Wassong was not awarded any bonus for 1999. During 1999, $140,000 of principal and $80,535 of interest of Mr. Wassong's indebtedness to the Corporation was forgiven in accordance with his employment agreement.

    STOCK OPTIONS

    Generally, stock options are granted to officers based upon the officer's ability to influence the Corporation's long-term growth and profitability. The Stock Option Committee receives recommendations from the Chief Executive Officer concerning option grants for executive officers other than himself. All options have been granted at exercise prices which are not less than the fair market value of the Common Stock on the date of grant. Options to purchase a total of 154,454 shares were granted to the Corporation's Named Executive Officers during 1999, including options to purchase 40,000 shares granted to Mr. Wassong. All of the options granted to the Named Executive Officers in 1999 (except for those granted to Mr. Wassong) were granted to replace shares utilized by such persons to satisfy the exercise prices of options previously granted to them by the Corporation (and the tax liability arising therefrom, if any).

                             COMPENSATION COMMITTEE
                                 Steven Kotler
                                Robert A. Kavesh

STOCK PERFORMANCE GRAPH

    The following graph charts the total stockholder return over a five-year period commencing on December 31, 1994, with respect to an investment in the Corporation's Common Stock as compared to the Amex Market Value Index, which was discontinued at the end of 1998, the S&P Midcap Consumer Products Index (which has replaced the Amex Market Value Index) and a peer group of companies selected by the Corporation for purposes of comparison (the "Peer Group"). The Peer Group consists of Playtex Products, Inc., Carter-Wallace, Inc., Helen of Troy Limited, NBTY, Inc. and Windmere-Durable Holdings, Inc. Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                     1994    1995    1996    1997    1998    1999
Del Laboratories                    100.00  110.80  151.80  292.20  242.30   79.20
Peer Group                          100.00   95.80  151.90  209.60  199.80  213.10
S&P Midcap Consumer Products Index  100.00  111.30  114.10  140.90  160.40  150.70
AMEX Market Value Index             100.00  126.40  134.50  163.10  166.00

                                                         YEAR END
                              ---------------------------------------------------------------   COMPOUND ANNUAL
                                1994       1995       1996       1997       1998       1999       RETURN RATE
                              --------   --------   --------   --------   --------   --------   ---------------
Del Laboratories, Inc.......   $100.0     $110.8     $151.8     $292.2     $242.3    $  79.2         -4.56%
Peer Group..................    100.0       95.8      151.9      209.6      199.8      213.1         16.34%
S&P Midcap Consumer Products
  Index.....................    100.0      111.3      114.1      140.9      160.4      150.7          8.55%
AMEX Market Value Index.....    100.0      126.4      134.5      163.1      166.0        N/A           N/A

                                    AUDITORS

    KMPG LLP, Certified Public Accountants, is the Corporation's independent auditors and has served in such capacity since 1968. The Board of Directors has appointed KPMG for the current fiscal year. A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will respond to appropriate questions.

                                 OTHER BUSINESS

    The Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters specified in the Notice of Annual Meeting accompanying this Proxy Statement. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies which have been properly executed. If any matters not set forth in the Notice of Annual Meeting are properly brought before the Annual Meeting, such persons will vote thereon in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals for inclusion in the proxy materials for the 2001 Annual Meeting of Stockholders must be received at the Corporation's offices at 178 EAB Plaza, Uniondale, New York 11556-0178 by December 21, 2000.

                                          By Order of the Board of Directors
                                          Gene L. Wexler
                                          SECRETARY

Uniondale, New York
April 27, 2000